UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AvePoint, Inc.

(Exact name of registrant as specified in its charter)

Delaware	83-4461709
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

525 Washington Blvd, Suite 1400 Jersey City, NJ (Address of principal executive offices)	07310 (Zip Code)

AvePoint, Inc. 2021 Equity Incentive Plan

AvePoint, Inc. 2021 Employee Stock Purchase Plan

AvePoint, Inc. 2016 Equity Incentive Plan

AvePoint, Inc. 2006 Equity Incentive Plan

(Full title of the plans)

Brian Michael Brown

General Counsel and Secretary

AvePoint, Inc.

901 East Byrd Street, Suite 900

Richmond, VA 23213

(804) 372-8080

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John T. McKenna

Brian F. Leaf

Katie Kazem

Cooley LLP

3175 Hanover Street

Palo Alto, CA 940304

(650) 843-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(12)
Common Stock, par value $0.0001 per share:
■ AvePoint, Inc. 2021 Equity Incentive Plan	30,273,164(2)(3)	$9.90(8)	$299,704,323.60	$32,697.74(13)
■ AvePoint, Inc. 2021 Employee Stock Purchase Plan	3,027,316(4)(5)	$8.42(9)	$25,474,864.14	$2,779.31(13)
■ AvePoint, Inc. 2016 Equity Incentive Plan	26,070,032(6)	$2.60(10)	$67,782,083.20	$7,395.03(13)
■ AvePoint, Inc. 2006 Equity Incentive Plan	3,687,276(7)	$2.00(11)	$7,374,552.00	$804.56(13)
TOTAL:	63,057,788		$400,335,822.94	$43,676.64

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock of the Registrant ("Common Stock") which become issuable under the AvePoint, Inc. 2021 Equity Incentive Plan (the "2021 Plan"), the AvePoint, Inc. 2016 Equity Incentive Plan (the "2016 Plan"), the AvePoint, Inc. 2006 Equity Incentive Plan (the "2006 Plan") and under the AvePoint, Inc. 2021 Employee Stock Purchase Plan (the "2021 ESPP") by reason of any stock dividend, stock split, recapitalization or any other similar transaction which results in an increase in the number of shares of the Registrant's outstanding Common Stock.

(2)	Represents 30,273,164 shares of Common Stock reserved for issuance pursuant to future awards under the 2021 Plan. To the extent that any awards outstanding under the 2021 Plan are forfeited, are cancelled, are held back upon exercise or settlement of an award to cover any exercise price, as applicable, or tax withholding, are reacquired by the Registrant prior to vesting, are satisfied without the issuance of stock or are otherwise terminated (other than by exercise) subsequent to the date of this Registration Statement, the shares reserved for issuance pursuant to such awards will become available for issuance as shares of Common Stock under the 2021 Plan.
(3)	The number of shares reserved for issuance under the 2021 Plan will automatically increase on January 1st of each year, starting on January 1, 2022 and continuing through January 1, 2031, by the lesser of (a) 5.0% of the total number of shares of the Registrant’s common stock outstanding on December 31st of the immediately preceding fiscal year or (b) a lesser number determined by the Registrant’s board of directors prior to the applicable January 1st.
(4)	Represents 3,027,316 shares of Common Stock reserved for issuance pursuant to future issuances under the 2021 ESPP.
(5)	The number of shares reserved for issuance under the 2021 ESPP will automatically increase on January 1st of each year, starting on January 1, 2022 and continuing through January 1, 2031, by the lesser of (a) 1.0% of the total number of shares of the Registrant’s capital stock outstanding on December 31st of the preceding calendar year, (b) 3,027,316 shares of the Registrant’s common stock, or (c) a lesser number determined by the Registrant’s board of directors.
(6)

Represents 26,070,032 shares of Common Stock reserved for issuance pursuant to stock option awards outstanding under the 2016 Plan as of the date of this Registration Statement. To the extent that any awards outstanding under the 2016 Plan are forfeited, are cancelled, are held back upon exercise or settlement of an award to cover any exercise price, as applicable, or tax withholding, are reacquired by the Registrant prior to vesting, are satisfied without the issuance of stock or are otherwise terminated (other than by exercise) subsequent to the date of this Registration Statement, the shares reserved for issuance pursuant to such awards will become available for issuance as shares of Common Stock under the 2021 Plan.

(7)

Represents 3,687,276 shares of Common Stock reserved for issuance pursuant to stock option awards outstanding under the 2006 Plan as of the date of this Registration Statement. To the extent that any awards outstanding under the 2006 Plan are forfeited, are cancelled, are held back upon exercise or settlement of an award to cover any exercise price, as applicable, or tax withholding, are reacquired by the Registrant prior to vesting, are satisfied without the issuance of stock or are otherwise terminated (other than by exercise) subsequent to the date of this Registration Statement, the shares reserved for issuance pursuant to such awards will become available for issuance as shares of Common Stock under the 2021 Plan.

(8)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h) of the Securities Act based on a per share price of $9.90, the average of the high ($10.10) and low ($9.70) price of the Common Stock on September 14, 2021, as reported on The Nasdaq Global Select Market, which date is within five business days prior to the filing of this Registration Statement.

(9)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h) of the Securities Act based on a per share price of $9.90, the average of the high ($10.10) and low ($9.70) price of the Common Stock on September 14, 2021, as reported on The Nasdaq Global Select Market, which date is within five business days prior to the filing of this Registration Statement, multiplied by 85%, which is the percentage of the trading price per share applicable to purchasers under the 2021 ESPP.
(10)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $2.60 per share, the weighted-average exercise price of stock option awards outstanding under the 2016 Plan as of the date of this Registration Statement.
(11)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $2.00 per share, the weighted-average exercise price of stock option awards outstanding under the 2006 Plan as of the date of this Registration Statement.
(12)	Calculated pursuant to Rule 457 of the Securities Act by calculating the product of (i) the proposed maximum aggregate offering price and (ii) 0.0001091.
(13)	Paid with the initial filing of this Registration Statement.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) relates to shares of Common Stock of the Registrant, par value $0.0001 per share, issuable pursuant to the AvePoint, Inc. 2021 Equity Incentive Plan (the "2021 Plan"), the AvePoint, Inc. 2016 Equity Incentive Plan (the "2016 Plan"), the AvePoint, Inc. 2006 Equity Incentive Plan (the "2006 Plan"), and the AvePoint, Inc. 2021 Employee Stock Purchase Plan (the "2021 ESPP").

On July 1, 2021 (the “Closing Date”), AvePoint Operations, Inc., a Delaware corporation (“Legacy AvePoint”), Apex Technology Acquisition Corporation, a Delaware corporation (“Apex”), Athena Technology Merger Sub, Inc., a Delaware corporation (“Merger Sub 1”) and Athena Technology Merger Sub 2, LLC, a Delaware limited liability company (“Merger Sub 2”, and together with Merger Sub 1, the “Merger Subs”), consummated the closing of the transactions contemplated by the Business Combination Agreement and Plan of Reorganization, dated November 23, 2020, by and among Apex, Legacy AvePoint and Merger Subs, as amended by Amendment No. 1, dated December 30, 2020, Amendment No. 2, dated March 8, 2021 and Amendment No. 3, dated May 18, 2021 (the “Business Combination Agreement”), following the approval at a special meeting of the stockholders of Apex held on June 30, 2021 (the “Special Meeting”).

Pursuant to the terms of the Business Combination Agreement, a business combination of Legacy AvePoint and Apex was effected by the merger of Merger Sub 1 with and into Legacy AvePoint (the “First Merger”), with Legacy AvePoint surviving the First Merger as a wholly-owned subsidiary of Apex, and promptly following the First Merger, Legacy AvePoint was merged with and into Merger Sub 2 (the “Second Merger”), with Merger Sub 2 surviving the Second Merger (the “Surviving Entity”) as a wholly-owned subsidiary of Apex (the Second Merger together with the First Merger, the “Mergers” and, collectively with the other transactions described in the Business Combination Agreement, the “Business Combination”). Following the consummation of the Mergers on the Closing Date, the Surviving Entity changed its name to AvePoint US, LLC and Apex changed its name from Apex Technology Acquisition Corporation to AvePoint, Inc. (the “Company”). On July 23, 2021, AvePoint US, LLC was merged with and into the Company with the Company surviving.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of the Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 of Part I is included in documents that will be delivered to participants in the plans covered by this Registration Statement pursuant to Rule 428(b) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission, are incorporated by reference into this Registration Statement:

(i)

The Company’s Annual Report on Form 10-K (File No. 001-39048) for the fiscal year ended December 31, 2020, filed with the Commission on March 9, 2021, and the subsequent Amendment No. 1 to Form 10-K for the fiscal year ended December 31, 2020, filed with the Commission on May 13, 2021;

(ii)

The Company’s Quarterly Reports on Form 10-Q (File No. 001-39048) for the quarterly periods ended March 31, 2021 and June 30, 2021, filed with the Commission on May 19, 2021 and August 16, 2021, respectively;

(iii)

The Company’s Current Reports on Form 8-K (File No. 001-39048)(other than information furnished rather than filed), filed with the Commission on March 9, 2021, May 12, 2021, July 1, 2021, July 7, 2021, July 30, 2021 (and the subsequent amendment thereto filed on Form 8-K/A on August 10, 2021 disclosing Legacy AvePoint's quarterly financial statements for the fiscal quarter ending June 30, 2021), August 10, 2021, August 16, 2021, and August 24, 2021;

(iv)

The Company’s definitive proxy statement filed pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (File No. 001-39048) on June 2, 2021 (including all exhibits), relating to the Registration Statement on Form S-4 (File No. 333-252712), filed with the Commission on February 4, 2021 (as amended on March 11, 2021, April 2, 2021, May 20, 2021, and May 28, 2021);

(v)

The Company’s prospectus dated August 9, 2021, filed by the Registrant with the Commission on August 10, 2021 pursuant to Rule 424(b) under the Securities Act of 1933, as amended (File No. 333-258109), relating to the Registration Statement on Form S-1 (File No. 333-258109), filed with the Commission on July 23, 2021 (as amended on August 5, 2021), including any amendments or reports filed for the purpose of updating, amending, or otherwise modifying such prospectus; and

(vi)

The description of the Company’s Common Stock contained in its Registration Statement on Form S-1 (File No. 333-258109), filed with the Commission on July 23, 2021 (as amended on August 5, 2021), pursuant to Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating, amending, or otherwise modifying such description.

In addition, all documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, as amended (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information that are related to such items), prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof form the date of filing of such documents;  provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in the documents incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified, superseded, or replaced for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this Registration Statement modifies, supersedes, or replaces such statement.  Any such statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

  The legality of the Common Stock being registered has been passed upon for the Company by Brian Michael Brown, General Counsel of the Company and member and secretary of the Company’s Board of Directors. Mr. Brown is regularly employed by the Company, participates in various employee benefit plans of the Company under which he may receive shares of Common Stock pursuant to equity awards granted thereunder or otherwise, and currently beneficially owns less than 1.5% of the outstanding shares of Common Stock.

Item 6. Indemnification of Directors and Officers.

The Company is governed by the Delaware General Corporation Law, as the same exists or may hereafter be amended (the “DGCL”). Section 145 of the DGCL (“Section 145”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnification may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

Section 145 also provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would otherwise have the power to indemnify such person against such liability under Section 145.

The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any transaction from which the director derives an improper personal benefit;
•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	for any unlawful payment of dividends or redemption of shares; or
•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

The Company’s Amended and Restated Certificate of Incorporation (the “Charter”) limits a directors’ liability to the fullest extent permitted under the DGCL. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Delaware law and the Company’s Amended and Restated Bylaws (the “Bylaws”) provide that the Company will, in certain situations, indemnify our directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding. The indemnification provided for in the Bylaws will: (i) not be deemed exclusive of any other rights to which those indemnified may be entitled under the Bylaws, agreement or vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office, (ii) continue as to a person who has ceased to be a director and (iii) inure to the benefit of the heirs, executors and administrators of a person who has ceased to be a director.

The Company has entered into separate indemnification agreements with our directors and executive officers. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of our directors or officers or any other company or enterprise to which the person provides services at our request.

The Company also maintain a directors’ and officers’ insurance policy pursuant to which its directors and officers are insured against liability for actions taken in their capacities as directors and officers. The Company believes these provisions in the Charter and Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Item 7.    Exemption from Registration Claimed.

Not Applicable.

Item 8.   Exhibits.

		Incorporated by Reference
Exhibit Number	Description	Schedule/ Form	File No.	Exhibit	Filing Date	Filed Herewith

3.1*	Amended and Restated Certificate of Incorporation of AvePoint, Inc.	Form 8-K	001-39048	3.1	July 7, 2021
3.2*	Amended and Restated Bylaws of AvePoint, Inc.	Form 8-K	001-39048	3.2	July 7, 2021
4.1*	Specimen Common Stock Certificate.	Form S-4/A	333-252712	4.4	May 20, 2021
5.1	Opinion of Brian Michael Brown, General Counsel of the Company.					X
23.1	Consent of WithumSmith+Brown, PC, independent registered public accounting firm.					X
23.2	Consent of Crowe LLP, independent registered public accounting firm.					X
23.3	Consent of Brian Michael Brown, General Counsel of the Company (contained in the opinion filed as Exhibit 5.1 hereto).
24.1	Power of Attorney (included in the signature page of this Registration Statement).
99.1*	AvePoint, Inc. 2006 Equity Incentive Plan.	Form 8-K	001-39048	10.6	July 7, 2021
99.2*	AvePoint, Inc. 2016 Equity Incentive Plan.	Form S-4	333-252712	10.15	February 4, 2021
99.3*	AvePoint, Inc. 2021 Equity Incentive Plan.	Form S-4	333-252712	10.18	February 4, 2021
99.4*	Form of Stock Option Grant Package under AvePoint, Inc. 2021 Equity Incentive Plan.	Form 8-K	001-39048	10.13	July 7, 2021
99.5*	Form of RSU Grant Package under AvePoint, Inc. 2021 Equity Incentive Plan.	Form 8-K	001-39048	10.14	July 7, 2021
99.6*	AvePoint, Inc. 2021 Employee Stock Purchase Plan.	Form S-4	333-252712	10.19	February 4, 2021

* Previously Filed

Item 9.         Undertakings.

(a)   The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Jersey City, New Jersey, on this 17th day of September, 2021.

AVEPOINT, INC.

By:	/s/ Tianyi Jiang
Tianyi Jiang
Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned hereby constitutes and appoints each of Tianyi Jiang and Brian Michael Brown as his or her attorney-in-fact, with power of substitution, in his or her name and in the capacity indicated below, to do any and all acts and things and to execute in his or her name (whether on behalf of the AvePoint, Inc. (the "Company") or as an officer or director of the Company, or otherwise) any and all instruments which said attorney-in-fact may deem necessary or advisable in order to enable the Company to comply with the Securities Act of 1933, as amended, and any requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration under the Securities Act of 1933, as amended, of shares of Common Stock of the Company issuable pursuant to the AvePoint, Inc. 2021 Equity Incentive Plan, the AvePoint, Inc. 2021 Employee Share Purchase Plan, the AvePoint, Inc. 2016 Equity Incentive Plan, and the AvePoint, Inc. 2006 Equity Incentive Plan and including specifically, but without limitation thereto, power and authority to sign his or her name to this Registration Statement on Form S-8 and any and all further amendments (including post-effective amendments), applications for amendment, or supplements to this Registration Statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Xunkai Gong	Executive Chairman and Director	September 17, 2021
Xunkai Gong

/s/ Tianyi Jiang	Chief Executive Officer and Director (Principal Executive Officer)	September 17, 2021
Tianyi Jiang

/s/ James Caci	Chief Financial Officer (Principal Financial and Accounting Officer)	September 17, 2021
James Caci

/s/ Brian Michael Brown	General Counsel, Chief Legal and Compliance Officer, Secretary, and Director	September 17, 2021
Brian Michael Brown

/s/ Stephen CuUnjieng	Director	September 17, 2021
Stephen CuUnjieng

/s/ Jeff Teper	Director	September 17, 2021
Jeff Teper

/s/ John Ho	Director	September 17, 2021
John Ho

/s/ Jeff Epstein	Director	September 17, 2021
Jeff Epstein